CBNK Reports Diluted EPS of $0.68, ROAA of 1.90%, and ROAE of 22.36%% for 2Q2021
Rockville, Maryland, July 22, 2021 (GLOBE NEWSWIRE) – Capital Bancorp, Inc. (the "Company") (NASDAQ: CBNK), the holding company for Capital Bank, N.A. (the "Bank"), today reported net income of $9.6 million, or $0.68 per diluted share, for the second quarter of 2021. By comparison, net income was $4.8 million, or $0.34 per diluted share, for the second quarter of 2020. Return on average assets ("ROAA") was 1.90% for the second quarter of 2021, compared to 1.19% for the same period in 2020. Return on average equity ("ROAE") was 22.36% for the second quarter of 2021, compared to 13.70% for the same period in 2020.
“Capital Bancorp’s second quarter results once again demonstrated the strength of our diversified business model that performs well in a variety of economic environments,” said Steven Schwartz, Chairman of the Board of the Company. “The strength of our earnings has made it possible to continue to invest in the business while delivering attractive returns to our shareholders.”
"Growth has accelerated, leading to another strong and balanced quarter. The continued strong performance by all of our business lines emphasizes the momentum we have built through investment and strategic decisions at Capital Bank," said Ed Barry, CEO of the Company. "OpenSky's® performance remains above expectations as consumers increasingly recognize the value of our product offerings. The Commercial Bank continues to grow and take advantage of dislocations in the market. Capital Bank Home Loans delivered another solid quarter despite a rapidly cooling origination environment. We believe we have laid the foundation for continued profitable growth and look forward to leading the market with our technology-led capabilities."

Second Quarter 2021 Highlights
Capital Bancorp, Inc.
•Strong Earnings - Continued strong performance by the Commercial Bank, Capital Bank Home Loans and OpenSky® contributed to another quarter of solid results. In the second quarter of 2021, net income doubled to $9.6 million from $4.8 million in the second quarter of 2020. Earnings were $0.68 per diluted share for the three months ended June 30, 2021 compared to $0.34 per share for the same period last year.
•Industry-Leading Performance Ratios - Return on average assets ("ROAA") and return on average equity ("ROAE") were 1.90% and 22.36%, respectively, for the three months ended June 30, 2021 compared to 1.19% and 13.70%, respectively, for the three months ended June 30, 2020.
•Expanded Net Interest Margin - The net interest margin was 5.47% for the three months ended June 30, 2021, which is an increase of 75 basis points compared to 4.72% for the same three month period last year.

•Robust Capital Levels - As of June 30, 2021, the Company reported a common equity tier 1 capital ratio of 13.94% and an allowance for loan and lease losses ("ALLL") to total loans ratio of 1.51%, or 1.73% excluding Small Business Administration Payroll Protection Program ("SBA-PPP") loans. During the preceding twelve months, book value per common share grew 25.1 percent to $12.87 at June 30, 2021 compared to $10.28 per share at June 30, 2020.
Commercial Bank
•Continued Portfolio Loan Growth - Portfolio loans, excluding credit cards, increased by $148.0 million to $1.3 billion at June 30, 2021 compared to June 30, 2020, and by $45.6 million, or 14.8 percent annualized, compared to March 31, 2021. The year over year growth was mainly due to a 29.6 percent increase in commercial real estate loans of $107.7 million, an 11.0 percent increase in commercial and industrial loans of $15.7 million, and a 5.1 percent increase in construction real estate loans of $10.9 million.
•Further Growth in Core Deposits and Reduced Cost of Funds - Noninterest bearing deposits increased 46.9 percent compared to June 30, 2020, and by 29.2 percent annualized, compared to March 31, 2021. The $264.3 million year over year increase, and the $56.4 million increase over the prior quarter was primarily due to increases in OpenSky® and SBA-PPP loan-related deposits. At June 30, 2021, noninterest bearing deposits represented 43.2% of total deposits compared to 41.4% at March 31, 2021 and 35.1% at June 30, 2020. Overall, the cost of interest bearing liabilities was reduced 73 basis points, from 1.38% for the quarter ended June 30, 2020 to 0.65% for the quarter ended June 30, 2021. This reduction was primarily due to the Bank's ongoing strategic initiative to improve the deposit franchise.
•Stable Credit Metrics - Non-performing assets ("NPAs") remained steady at 0.54% of total assets at June 30, 2021 compared to 0.50% at June 30, 2020. The provision for loan losses declined from $2.5 million for the three months ended June 30, 2020 to $781 thousand in the second quarter of 2021.
•SBA-PPP Loans - SBA-PPP loans, net of $5.3 million in unearned fees, totaled $202.8 million at June 30, 2021 which was comprised of $74.1 million in 2020 originations and $128.7 million originated thus far in 2021. As of June 30, 2021, the Company has obtained forgiveness for $169.0 million of SBA-PPP loans, through the SBA.
Capital Bank Home Loans

•Strong Mortgage Performance - New home purchase volume increased to 50.6% of total originations for the second quarter, up from 31.2% during the second quarter of 2020 as a result of a strategic shift to emphasize the financing of home purchases over the refinancing of existing mortgages. Mortgage loan originations were $266 million and mortgage banking revenue was $5.3 million for the three months ended June 30, 2021 compared to $315 million in originations and $7.3 million in revenue for the same three month period of the previous year.
•Steady Gain on Sale Margin - The second quarter 2021 gain on sale margin was 2.79%, compared to 2.97% for the same quarter last year.
OpenSky®
•Continued Growth in OpenSky® Accounts - OpenSky® increased customer accounts by 10.2 percent with net growth during the quarter of 65 thousand accounts, driving total accounts to 708 thousand at June 30, 2021.
•Robust Growth in OpenSky® Loans and Deposits - OpenSky® loan balances increased by $68.3 million to $121.4 million compared to $53.1 million in the second quarter of 2020. Corresponding deposit balances increased 83.3 percent or $109.9 million from $131.9 million at

June 30, 2021 to $241.7 million at June 30, 2021. This strong growth in loans and deposits appears to indicate that consumer behaviors are returning to historical trends.
Year to Date 2021 Highlights
Capital Bancorp
•Diversified Businesses Drive Net Income - Net income for the six months ended June 30, 2021 increased 142.1 percent to $18.6 million, or $1.32 per diluted share, from $7.7 million, or $0.55 per diluted share for the six months ended June 30, 2020. Continued strong operating results demonstrate the advantages of the Bank's diversified business lines that are, in certain respects, uncorrelated across economic cycles.
•Elevated Performance Ratios - Improved earnings supported ROAA and ROAE of 1.88% and 22.33%, respectively, for the six months ended June 30, 2021 compared to 1.03% and 11.17%, respectively, for the six months ended June 30, 2020.
•Expanded Net Interest Margin - For the six months ended June 30, 2021, net interest margin ("NIM") increased by 40 basis points to 5.32% compared to 4.92% for the six months ended June 30, 2020. The improvement in NIM was driven by an increase in average loans outstanding, including SBA-PPP and OpenSky®, improving loan yields, and lower funding costs.
•Efficiency Ratio Continues to Improve - Increased revenue and active expense management improved the efficiency ratio to 66.73% for the six months ended June 30, 2021 compared to 69.32% for the same six month period in the prior year.
•Balance Sheet Growth - Total assets increased $275.3 million, or 14.7 percent, during the six months ended June 30, 2021. The growth of earning assets on the balance sheet consisted of increases in cash equivalents of $161.8 million, portfolio loans of $76.3 million, OpenSky® loans of $19.2 million, investments available for sale of $60.7 million, and Bank Owned Life Insurance ("BOLI") of $35.0 million. Asset growth was primarily funded by a $265.3 million increase in deposits and a $17.9 million increase in shareholders' equity.
Commercial Bank
•Strong Portfolio Loan Growth - Portfolio loans, which exclude SBA-PPP loans, increased by $61.0 million, or 5.0 percent to $1.3 billion for the six months ended June 30, 2021 compared to $1.2 billion at December 31, 2020. The growth was primarily due to a 20.2 percent increase in commercial real estate loans.
•Improved Deposit Franchise and Lower Cost of Funding - Noninterest bearing deposits increased by $219.7 million, or 36.1 percent, during the six months ended June 30, 2021 and represent 43.2% of total deposits at June 30, 2021. The cost of interest bearing liabilities declined to 0.73% from 1.55% in the prior year.
•COVID-19 Related Deferrals - At June 30, 2021, outstanding loans deferred due to COVID-19 amounted to $11.9 million, a decrease of 91.7 percent from the high of $144.0 million at June 30, 2020 as shown in the table below.

Loan Modifications (1)
(dollars in millions)
	June 30, 2021			March 31, 2021		December 31, 2020		June 30, 2020
		Deferred Loans		Deferred Loans		Deferred Loans		Deferred Loans
Sector	Total Loans Outstanding	Balance	# of Loans Deferred	Balance	# of Loans Deferred	Balance	# of Loans Deferred	Balance	# of Loans Deferred
Accommodation & Food Services	$114.2	$5.0	7	$16.1	15	$14.7	16	$42.6	36
Real Estate and Rental Leasing	463.1	0.8	1	3.2	4	5.5	10	45.6	67
Other Services Including Private Households	171.2	0.3	1	—	—	1.1	3	17.3	36
Educational Services	19.5	—	—	—	—	—	—	9.8	6
Construction	231.7	—	—	—	—	—	—	4.2	6
Professional, Scientific, and Technical Services	57.4	—	—	1.1	2	1.4	3	5.0	11
Arts, Entertainment & Recreation	37.2	2.0	3	1.3	1	0.7	2	5.0	9
Retail Trade	22.2	0.3	1	—	—	0.3	1	3.0	8
Healthcare & Social Assistance	94.3	—	—	—	—	0.9	1	4.7	11
Wholesale Trade	16.0	—	—	—	—	—	—	0.9	1
All other (1)	368.4	3.5	3	3.7	3	5.9	7	5.9	13
Total	$1,595.2	$11.9	16	$25.4	25	$30.5	43	$144.0	204
_______________
(1)Excludes modifications and deferrals made for OpenSky® secured card customers.

Capital Bank Home Loans
•Record Mortgage Originations and Revenues - Capital Bank Home Loans benefited from favorable industry trends, strategic hires and our ability to originate purchase volume (as distinct from refinance volume) equal to 35.7% of our $619.3 million of mortgage originations during the six months ended June 30, 2021, which compares to mortgage originations of $495.6 million for the same six month period last year. Mortgage revenues increased by $2.7 million or 26.4 percent to $13.0 million for the six months ended June 30, 2021 compared to $10.3 million for the six months ended June 30, 2020. Efforts to optimize product pricing and mix improved the average gain on sale to 2.91% compared to 2.82% in the prior year.
OpenSky®
•Growth in OpenSky® Credit Card Accounts - Improved marketing and favorable market conditions resulted in the origination of 223 thousand new OpenSky® credit card accounts during the six months ended June 30, 2021 compared to 215 thousand for the same six month period in 2020. At June 30, 2021, total open accounts had increased by 76.7 percent, or 307 thousand to 708 thousand from 401 thousand at June 30, 2020.
•Growth Contributing to Bank Performance - Account growth in the six months ended June 30, 2021 resulted in a $49.2 million increase in noninterest bearing secured credit card deposits that totaled $241.7 million at the end of the quarter. Corresponding credit card loans increased by $19.2 million, or 18.8 percent, for the six months ended June 30, 2021 and totaled $121.4 million. As a result, credit card fees increased by 177.5 percent, or $8.7 million, to $13.7 million compared to $4.9 million for the same six month period last year.

COMPARATIVE FINANCIAL HIGHLIGHTS - Unaudited

	Quarter Ended			Six Months Ended
	June 30,			June 30,
(amounts in thousands except per share data)	2021	2020	% Change	2021	2020	% Change
Earnings Summary
Interest income	$29,289	$22,000	33.1%	$55,927	$43,744	27.9%
Interest expense	1,769	3,376	(47.6)%	3,964	7,433	(46.7)%
Net interest income	27,520	18,624	47.8%	51,963	36,311	43.1%
Provision for loan losses	781	3,300	(76.3)%	1,284	5,709	(77.5)%
Noninterest income	13,471	11,101	21.3%	27,421	16,636	64.8%
Noninterest expense	27,205	19,905	36.7%	52,972	36,704	44.3%
Income before income taxes	13,005	6,520	99.5%	25,128	10,534	138.5%
Income tax expense	3,357	1,759	90.8%	6,499	2,839	128.9%
Net income	$9,648	$4,761	102.6%	$18,629	$7,695	142.1%

Pre-tax pre-provision net revenue ("PPNR") (2)	$13,786	$9,820	40.4%	$26,412	$16,243	62.6%
Weighted average common shares - Basic	13,766	13,817	(0.4)%	13,762	13,847	(0.6)%
Weighted average common shares - Diluted	14,172	13,817	2.6%	14,070	13,877	1.4%
Earnings per share - Basic	$0.70	$0.34	103.4%	$1.35	$0.56	141.1%
Earnings per share - Diluted	$0.68	$0.34	97.6%	$1.32	$0.55	140.0%
Return on average assets (1)	1.90%	1.19%	59.7%	1.88%	1.03%	82.5%
Return on average assets, excluding impact of SBA-PPP loans(1) (2)	1.65%	1.04%	58.7%	1.60%	0.95%	68.4%
Return on average equity	22.36%	13.70%	63.2%	22.33%	11.17%	99.9%

	Quarter Ended		2Q21 vs. 2Q20	Quarter Ended
	June 30,			March 31,	December 31,	September 30,
(in thousands except per share data)	2021	2020	% Change	2021	2020	2020
Balance Sheet Highlights
Assets	$2,151,850	$1,822,365	18.1%	$2,091,851	$1,876,593	$1,879,029
Investment securities available for sale	160,515	56,796	182.6%	128,023	99,787	53,992
Mortgage loans held for sale	47,935	116,969	(59.0)%	60,816	107,154	137,717
SBA-PPP loans, net of fees (3)	202,763	229,646	(11.7)%	265,712	201,018	233,349
Portfolio loans receivable (3)	1,392,471	1,209,895	15.1%	1,312,375	1,315,503	1,244,613
Allowance for loan losses	24,079	18,680	28.9%	23,550	23,434	22,016
Deposits	1,917,419	1,608,726	19.2%	1,863,069	1,652,128	1,662,211
FHLB borrowings	22,000	25,556	(13.9)%	22,000	22,000	22,222
Other borrowed funds	12,062	17,392	(30.6)%	12,062	14,016	17,516
Total stockholders' equity	177,204	142,108	24.7%	167,003	159,311	149,377
Tangible common equity(2)	177,204	142,108	24.7%	167,003	159,311	149,377

Common shares outstanding	13,772	13,818	(0.3)%	13,759	13,754	13,682
Tangible book value per share (2)	$12.87	$10.28	25.1%	$12.14	$11.58	$10.92
______________
(1) Annualized.
(2) Refer to Appendix for reconciliation of non-GAAP measures.
(3) Loans are reflected net of deferred fees and costs.

Operating Results - Comparison of Three Months Ended June 30, 2021 and 2020
For the three months ended June 30, 2021, net interest income increased $8.9 million, or 47.8 percent, to $27.5 million from the same period in 2020, primarily due to an increase in interest earning assets and a decrease in rates on interest bearing liabilities. The net interest margin increased 75 basis point to 5.47% for the three months ended June 30, 2021 from the same period in 2020. Net interest margin, excluding credit card and SBA-PPP loans, was 3.55% for the second quarter of 2021 compared to 3.96% for the same period in 2020. For the three months ended June 30, 2021, average interest earning assets increased $428.4 million, or 27.0 percent, to $2.0 billion as compared to the same period in 2020, and the average yield on interest earning assets increased 25 basis points. Compared to the same period in the prior year, average interest-bearing liabilities increased $103.0 million, or 10.4 percent, while the average cost decreased 73 basis points to 0.65% from 1.38%.
The provision for loan losses of $781 thousand for the three months ended June 30, 2021 was due primarily to a small number of loan charge-offs, which was offset by improving overall credit metrics. On an annualized basis, net charge-offs for the second quarter of 2021 were $252 thousand, or 0.08% of average loans, compared to $134 thousand, or 0.05% of average loans on an annualized basis, for the second quarter of 2020. The $252 thousand in net charge-offs during the quarter was comprised of $90 thousand in commercial loans and $162 thousand in credit cards.
For the quarter ended June 30, 2021, noninterest income was $13.5 million, an increase of $2.4 million, or 21.34 percent, from $11.1 million in the prior year quarter. The increase was primarily driven by significant growth in credit card fees of $4.8 million resulting from the higher number of credit card accounts which was partially offset by a decrease of $2.1 million in mortgage banking revenue.
For the three months ended June 30, 2021, OpenSky's® net growth was 65 thousand secured credit card accounts, increasing the total number of open accounts to 708 thousand. This compares to 157 thousand net new accounts for the same period last year, which increased total open accounts to 401 thousand. Credit card loan balances increased by $37.7 million to $121.4 million as of June 30, 2021 from $53.1 million at June 30, 2020 and the related deposit account balances have increased 83 percent to $241.7 million. The growth in open accounts was primarily driven by enhanced marketing and economic conditions that led consumers to recognize the value and convenience of the Bank's secured credit card product.
The efficiency ratio for the three months ended June 30, 2021 improved to 66.37% compared to 69.74% for the three months ended June 30, 2020 on higher levels of revenue and improved operating leverage.
Noninterest expense was $27.2 million for the three months ended June 30, 2021, as compared to $19.9 million for the three months ended June 30, 2020, an increase of $7.3 million, or 36.7 percent. The increase was primarily driven by a $4.5 million, or 79 percent, increase in data processing expenses, an increase in professional services of $0.5 million, an increase in marketing and advertising of $0.7 million, and an increase in operating expenses of $1.0 million, or 42.8 percent, quarter over quarter. The increase of $4.5 million in data processing expenses was mainly attributed to the higher volume of open credit cards during the second quarter of 2021. In addition, the $1.0 million increase in operating expenses is due to increases in credit expenses, outside service providers, and FDIC insurance.
Operating Results - Comparison of Six Months Ended June 30, 2021 and 2020
For the six months ended June 30, 2021, net interest income increased $15.7 million, or 43.1 percent, to $52.0 million from the same period in 2020, primarily due to an increase in interest earning assets and a decrease in rates on interest bearing liabilities. The net interest margin increased 40 basis points to 5.32% for the six months ended June 30, 2021 from the same period in 2020. Net interest margin, excluding credit card and SBA-PPP loans, was 3.59% six months ended June 30, 2020 compared to 3.96% for the same period in 2020. For the six months ended June 30, 2021, average interest earning assets increased $486.6 million, or 32.8 percent, to $2.0 billion as compared to the same period in 2020, and the average yield on interest earning assets decreased 20 basis points. Compared to the same period in the prior year, average interest-bearing liabilities increased $129.0 million, or 13.4 percent, while the average cost decreased 82 basis points to 0.73% from 1.55%.
For the six months ended June 30, 2021, the provision for loan losses was $1.3 million, a decrease of $4.4 million from the prior year to date period primarily due to the continued economic recovery from COVID-19. On an annualized basis, net charge-offs for the six months ended June 30, 2021 were $640 thousand, or 0.10% of average portfolio loans, compared to $330 thousand, or 0.05% of average portfolio loans on an annualized basis, for the same period in 2020. The $640 thousand in net charge-offs during the quarter was comprised of commercial loan charge-offs amounting to $195 thousand and $445 thousand in our credit card portfolio.
For the six months ended June 30, 2021, noninterest income was $27.4 million, a increase of $10.8 million, or 64.8 percent, from the same period in 2020. The increase was primarily driven by significant growth in credit card fees, which increased by $8.7 million, and mortgage banking revenues, which increased $2.7 million.
For the six months ended June 30, 2021, the Bank originated 223 thousand new OpenSky® secured credit card accounts, increasing the total number of open accounts to 708 thousand. This compares to 215 thousand new originations for the same period last year, which increased total open accounts to 401 thousand.
The efficiency ratio for the six months ended June 30, 2021 decreased to 66.73% compared to 69.32% for the six months ended June 30, 2020, primarily resulting from increased revenue in addition to management's efforts to control expenses.
Noninterest expense was $53.0 million for the six months ended June 30, 2021, as compared to $36.7 million for the six months ended June 30, 2020, an increase of $16.3 million, or 44.3%. The increase was primarily driven by an $1.4 million, or 8.8 percent, increase in salaries and benefits, an increase in professional fees of 79.5 percent, or $1.3 million, a $9.6 million, or 98.6 percent, increase in data processing, and a $2.0 million, or 45.4 percent, increase in other operating expenses period over the period. The increase of $9.6 million in data processing expenses was due to the higher volume of open credit cards and increased mortgage originations during the year. Additionally, operating expenses increased $2.0 million due to increases in credit expenses, outside service providers, and FDIC insurance.
During the six months ended June 30, 2021, results of operations were impacted by the COVID-19 pandemic and the resulting issuance of SBA-PPP loans. At June 30, 2021, SBA-PPP loans had remaining deferred origination fees of $6.5 million, and deferred costs of $1.2 million.

Financial Condition

Total assets at June 30, 2021 were $2.2 billion, an increase of 18.1 percent from June 30, 2020. Portfolio loans, which exclude mortgage loans held for sale and SBA-PPP loans, totaled $1.4 billion as of June 30, 2021, an increase of 15.1 percent as compared to $1.2 billion at June 30, 2020.
Total deposits at June 30, 2021 were $1.9 billion, an increase of 19.2 percent as compared to $1.6 billion at June 30, 2020. Noninterest bearing deposits increased by $264.3 million, or 46.9 percent, to $828.3 million at June 30, 2021 compared to the level at June 30, 2020. During the quarter, deposit balances grew in certain fiduciary accounts of title and property management companies, as well as noninterest bearing SBA-PPP loan customers and OpenSky® deposits.
The Company recorded a provision for loan losses of $1.3 million during the six months ended June 30, 2021, which increased the allowance for loan losses to $24.1 million, or 1.51% of total loans (1.73%, excluding SBA-PPP loans, on a non-GAAP basis) at June 30, 2021. Nonperforming assets were $11.6 million, or 0.54% of total assets, as of June 30, 2021, up from $9.2 million, or 0.50% of total assets, at June 30, 2020. Of the $11.6 million in total nonperforming assets as of June 30, 2021, nonperforming loans represented $8.4 million and foreclosed real estate totaled $3.2 million. Included in nonperforming loans at June 30, 2021 were troubled debt restructurings of $558 thousand.
Stockholders’ equity increased to $177.2 million as of June 30, 2021, compared to $142.1 million at June 30, 2020. This increase was primarily attributable to earnings during the period. As of June 30, 2021, the Bank's capital ratios continued to exceed the regulatory requirements for a “well-capitalized” institution.

Consolidated Statements of Income (Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2021	2020	2021	2020
Interest income
Loans, including fees	$28,641	$21,609	$54,709	$42,683
Investment securities available for sale	544	316	1,021	656
Federal funds sold and other	104	75	197	405
Total interest income	29,289	22,000	55,927	43,744

Interest expense
Deposits	1,582	2,954	3,589	6,567
Borrowed funds	187	422	375	866
Total interest expense	1,769	3,376	3,964	7,433

Net interest income	27,520	18,624	51,963	36,311
Provision for loan losses	781	3,300	1,284	5,709
Net interest income after provision for loan losses	26,739	15,324	50,679	30,602

Noninterest income
Service charges on deposits	165	110	312	259
Credit card fees	7,715	2,912	13,655	4,921
Mortgage banking revenue	5,270	7,321	13,013	10,293
Gain on sale of investment securities available for sale, net	153	—	153	—
Other fees and charges	168	758	288	1,163
Total noninterest income	13,471	11,101	27,421	16,636

Noninterest expenses
Salaries and employee benefits	8,750	8,498	17,317	15,910
Occupancy and equipment	1,195	1,152	2,324	2,330
Professional fees	1,362	894	2,987	1,664
Data processing	10,122	5,667	19,433	9,784
Advertising	1,293	606	2,126	1,242
Loan processing	975	740	2,026	1,187
Other real estate expenses, net	273	82	277	128
Other operating	3,235	2,266	6,482	4,459
Total noninterest expenses	27,205	19,905	52,972	36,704
Income before income taxes	13,005	6,520	25,128	10,534
Income tax expense	3,357	1,759	6,499	2,839
Net income	$9,648	$4,761	$18,629	$7,695

Consolidated Balance Sheets
(in thousands except share data)	(unaudited) June 30, 2021	December 31, 2020
Assets
Cash and due from banks	$19,691	$18,456
Interest bearing deposits at other financial institutions	286,738	126,081
Federal funds sold	2,237	2,373
Total cash and cash equivalents	308,666	146,910
Investment securities available for sale	160,515	99,787
Marketable equity securities	245	245
Restricted investments	3,478	3,713
Loans held for sale	47,935	107,154
U.S. Small Business Administration Payroll Protection Program ("SBA-PPP") loans receivable, net of fees	202,763	201,018
Portfolio loans receivable, net of deferred fees and costs and net of allowance for loan losses of $24,079 and $23,434	1,368,392	1,292,068
Premises and equipment, net	4,134	4,464
Accrued interest receivable	7,786	8,134
Deferred income taxes, net	7,381	6,818
Other real estate owned	3,236	3,326
Bank owned life insurance	35,004	—
Other assets	2,315	2,956
Total assets	$2,151,850	$1,876,593

Liabilities
Deposits
Noninterest bearing	$828,308	$608,559
Interest bearing	1,089,111	1,043,569
Total deposits	1,917,419	1,652,128
Federal Home Loan Bank advances	22,000	22,000
Other borrowed funds	12,062	14,016
Accrued interest payable	959	1,134
Other liabilities	22,206	28,004
Total liabilities	1,974,646	1,717,282

Stockholders' equity
Common stock, $.01 par value; 49,000,000 shares authorized; 13,771,615 and 13,753,529 issued and outstanding	138	138
Additional paid-in capital	51,487	50,602
Retained earnings	125,431	106,854
Accumulated other comprehensive income	148	1,717
Total stockholders' equity	177,204	159,311
Total liabilities and stockholders' equity	$2,151,850	$1,876,593

The following table shows the average outstanding balance of each principal category of our assets, liabilities and stockholders’ equity, together with the average yields on our assets and the average costs of our liabilities for the periods indicated. Such yields and costs are calculated by dividing the annualized income or expense by the average daily balances of the corresponding assets or liabilities for the same period.

	Three Months Ended June 30,
	2021			2020
	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate(1)	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate(1)
	(Dollars in thousands)
Assets
Interest earning assets:
Interest bearing deposits	$259,330	$63	0.10%	$79,854	$19	0.09%
Federal funds sold	3,087	—	0.00	1,889	—	0.05
Investment securities available for sale	139,997	544	1.56	58,860	316	2.16
Restricted stock	3,478	41	4.70	4,152	56	5.46
Loans held for sale	44,644	314	2.82	78,254	687	3.53
SBA-PPP loans receivable	250,040	2,272	3.64	166,033	1,011	2.45
Portfolio loans receivable(2)	1,316,224	26,055	7.94	1,199,338	19,911	6.68
Total interest earning assets	2,016,800	29,289	5.82	1,588,380	22,000	5.57
Noninterest earning assets	24,432			24,459
Total assets	$2,041,232			$1,612,839

Liabilities and Stockholders’ Equity
Interest bearing liabilities:
Interest bearing demand accounts	$282,197	50	0.07	$182,095	171	0.38
Savings	6,634	1	0.05	4,522	1	0.05
Money market accounts	460,669	352	0.31	472,802	1,279	1.09
Time deposits	304,519	1,179	1.55	282,695	1,503	2.14
Borrowed funds	35,770	187	2.10	44,672	422	3.79
Total interest bearing liabilities	1,089,789	1,769	0.65	986,786	3,376	1.38
Noninterest bearing liabilities:
Noninterest bearing liabilities	20,111			21,647
Noninterest bearing deposits	758,255			464,702
Stockholders’ equity	173,077			139,704
Total liabilities and stockholders’ equity	$2,041,232			$1,612,839

Net interest spread			5.17%			4.19%
Net interest income		$27,520			$18,624
Net interest margin(3)			5.47%			4.72%
_______________
(1)Annualized.
(2)Includes nonaccrual loans.
(3)For the three months ended June 30, 2021 and June 30, 2020, collectively, SBA-PPP loans and credit card loans accounted for 192 and 76 basis points of the reported net interest margin, respectively.

	Six Months Ended June 30,
	2021			2020
	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate(1)	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate(1)
	(Dollars in thousands)
Assets
Interest earning assets:
Interest bearing deposits	$232,712	$113	0.10%	$88,238	$278	0.63%
Federal funds sold	3,477	—	0.00	1,479	4	0.51
Investment securities available for sale	123,443	1,022	1.67	59,628	656	2.21
Restricted stock	3,691	83	4.56	4,035	123	6.15
Loans held for sale	58,475	794	2.74	60,180	1,053	3.52
SBA-PPP loans receivable	242,619	4,741	3.94	83,060	1,011	2.45
Portfolio loans receivable(2)	1,305,973	49,174	7.59	1,187,170	40,619	6.88
Total interest earning assets	1,970,390	55,927	5.72	1,483,790	43,744	5.93
Noninterest earning assets	25,113			21,279
Total assets	$1,995,503			$1,505,069

Liabilities and Stockholders’ Equity
Interest bearing liabilities:
Interest bearing demand accounts	$269,647	118	0.09	$162,985	398	0.49
Savings	6,127	2	0.05	4,463	4	0.17
Money market accounts	465,882	881	0.38	459,865	2,967	1.30
Time deposits	318,512	2,588	1.64	293,374	3,198	2.19
Borrowed funds	34,699	375	2.18	45,214	866	3.85
Total interest bearing liabilities	1,094,867	3,964	0.73	965,901	7,433	1.55
Noninterest bearing liabilities:
Noninterest bearing liabilities	22,940			20,744
Noninterest bearing deposits	709,443			379,881
Stockholders’ equity	168,253			138,543
Total liabilities and stockholders’ equity	$1,995,503			$1,505,069

Net interest spread			4.99%			4.38%
Net interest income		$51,963			$36,311
Net interest margin(3)			5.32%			4.92%
_______________
(1)Annualized.
(2)Includes nonaccrual loans.
(3)For the six months ended June 30, 2021 and June 30, 2020, collectively, SBA-PPP loans and credit card loans accounted for 173 and 96 basis points of the reported net interest margin, respectively.

HISTORICAL FINANCIAL HIGHLIGHTS - Unaudited
	Quarter Ended
(Dollars in thousands except per share data)	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
Earnings:
Net income	$9,648	$8,982	$9,689	$8,438	$4,761
Earnings per common share, diluted	0.68	0.65	0.71	0.61	0.34
Net interest margin	5.47%	5.15%	5.57%	5.01%	4.72%
Net interest margin, excluding credit cards & SBA-PPP loans (1)	3.55%	3.70%	3.80%	3.84%	3.96%
Return on average assets(2)	1.90%	1.87%	2.08%	1.89%	1.19%
Return on average assets, excluding impact of SBA-PPP loans (1)(2)	1.65%	1.60%	1.88%	1.80%	1.04%
Return on average equity(2)	22.36%	22.30%	25.26%	23.28%	13.70%
Efficiency ratio	66.37%	67.11%	66.63%	65.17%	69.74%
Balance Sheet:
Portfolio loans receivable (3)	$1,392,471	$1,312,375	$1,315,503	$1,244,613	$1,209,895
Deposits	1,917,419	1,863,069	1,652,128	1,662,211	1,608,726
Total assets	2,151,850	2,091,851	1,876,593	1,879,029	1,822,365
Asset Quality Ratios:
Nonperforming assets to total assets	0.54%	0.58%	0.67%	0.79%	0.50%
Nonperforming assets to total assets, excluding the SBA-PPP loans (1)	0.60%	0.66%	0.75%	0.90%	0.58%
Nonperforming loans to total loans	0.52%	0.56%	0.61%	0.78%	0.41%
Nonperforming loans to portfolio loans (1)	0.60%	0.67%	0.70%	0.92%	0.48%
Net charge-offs to average portfolio loans (1)(2)	0.10%	0.12%	0.19%	0.06%	0.05%
Allowance for loan losses to total loans	1.51%	1.49%	1.54%	1.49%	1.30%
Allowance for loan losses to portfolio loans (1)	1.73%	1.79%	1.78%	1.77%	1.54%
Allowance for loan losses to non-performing loans	287.40%	267.07%	253.71%	191.78%	318.25%
Bank Capital Ratios:
Total risk based capital ratio	13.51%	13.55%	12.60%	12.74%	12.35%
Tier 1 risk based capital ratio	12.25%	12.29%	11.34%	11.48%	11.10%
Leverage ratio	7.58%	7.54%	7.45%	7.44%	7.73%
Common equity Tier 1 capital ratio	12.25%	12.29%	11.34%	11.48%	11.10%
Tangible common equity	7.17%	7.01%	7.43%	7.09%	6.91%
Holding Company Capital Ratios:
Total risk based capital ratio	16.14%	16.07%	15.19%	15.35%	15.02%
Tier 1 risk based capital ratio	14.10%	13.98%	13.10%	12.93%	12.58%
Leverage ratio	8.78%	8.84%	8.78%	8.63%	8.85%
Common equity Tier 1 capital ratio	13.94%	13.81%	12.94%	12.75%	12.39%
Tangible common equity	8.23%	7.98%	8.48%	7.95%	7.80%
Composition of Loans:
Residential real estate	$420,015	$420,460	$437,860	$422,698	$437,429
Commercial real estate	471,807	433,336	392,550	372,972	364,071
Construction real estate	223,832	221,277	224,904	227,661	212,957
Commercial and industrial - Other	158,392	149,914	157,127	134,889	142,673
SBA-PPP loans	208,094	272,090	204,920	238,735	236,325
Credit card	121,410	83,740	102,186	84,964	53,150
Other consumer loans	1,034	4,487	1,649	2,268	947
Composition of Deposits:
Noninterest bearing	$828,308	$771,924	$608,559	$596,239	$563,995
Interest bearing demand	314,883	300,992	257,126	247,150	268,150
Savings	6,965	6,012	4,800	4,941	5,087
Money Markets	484,567	471,303	447,077	472,447	507,432
Time Deposits	282,696	312,839	334,566	341,435	264,062

HISTORICAL FINANCIAL HIGHLIGHTS - Unaudited
	Quarter Ended
(Dollars in thousands except per share data)	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
Capital Bank Home Loan Metrics:
Origination of loans held for sale	$265,517	$353,774	$382,267	$431,060	$315,165
Mortgage loans sold	278,284	400,112	412,830	410,312	272,151
Gain on sale of loans	7,763	12,008	12,950	12,837	8,088
Purchase volume as a % of originations	50.64%	24.59%	30.03%	33.76%	31.16%
Gain on sale as a % of loans sold(4)	2.79%	3.00%	3.14%	3.13%	2.97%
Mortgage commissions	$2,364	$3,320	3,405	$3,669	$2,798
OpenSky® Portfolio Metrics:
Active customer accounts	707,600	642,272	568,373	529,114	400,530
Credit card loans, net	$121,410	$83,740	$102,186	$83,101	$53,150
Noninterest secured credit card deposits	241,724	215,883	192,520	176,708	131,854
_______________
(1)Refer to Appendix for reconciliation of non-GAAP measures.
(2)Annualized.
(3)Loans are reflected net of deferred fees and costs.
(4)Gain on sale percentage is calculated as gain on sale of loans divided by mortgage loans sold.

Appendix

Reconciliation of Non-GAAP Measures

Return on Average Assets, as Adjusted	Quarters Ended
Dollars in thousands	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020

Net Income	$9,648	$8,982	$9,689	$8,438	$4,761
Less: SBA-PPP loan income	2,272	2,205	1,998	1,470	1,011
Net Income, as Adjusted	$7,376	$6,777	$7,691	$6,968	$3,750
Average Total Assets	2,041,232	1,949,265	1,854,846	1,781,295	1,612,839
Less: Average SBA-PPP Loans	250,040	232,371	227,617	238,071	168,490
Average Total Assets, as Adjusted	$1,791,192	$1,716,894	$1,627,229	$1,543,224	$1,444,349
Return on Average Assets, as Adjusted	1.65%	1.60%	1.88%	1.80%	1.04%

Net Interest Margin, as Adjusted	Quarters Ended
Dollars in thousands	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020

Net Interest Income	$27,520	$24,444	$25,719	$22,039	$18,624
Less Secured credit card loan income	10,497	7,660	9,306	6,632	4,066
Less SBA-PPP loan income	2,272	2,205	1,998	1,470	1,011
Net Interest Income, as Adjusted	$14,750	$14,580	$14,415	$13,937	$13,547
Average Interest Earning Assets	2,016,801	1,923,463	1,836,337	1,748,894	1,588,380
Less Average secured credit card loans	100,456	93,520	95,739	68,585	42,538
Less Average SBA-PPP loans	250,040	232,371	227,617	235,160	168,490
Total Average Interest Earning Assets, as Adjusted	$1,666,304	$1,597,573	$1,512,981	$1,445,149	$1,377,352
Net Interest Margin, as Adjusted	3.55%	3.70%	3.80%	3.84%	3.96%

Tangible Book Value per Share	Quarters Ended
Dollars in thousands, except per share amounts	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020

Total Stockholders' Equity	$177,204	$167,003	$159,311	$149,377	$142,108
Less: Preferred equity	—	—	—	—	—
Less: Intangible assets	—	—	—	—	—
Tangible Common Equity	$177,204	$167,003	$159,311	$149,377	$142,108
Period End Shares Outstanding	13,771,615	13,759,218	13,753,529	13,682,198	13,818,223
Tangible Book Value per Share	$12.87	$12.14	$11.58	$10.92	$10.28

Appendix

Reconciliation of Non-GAAP Measures

Allowance for Loan Losses to Total Portfolio Loans	Quarters Ended
Dollars in thousands	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020

Allowance for Loan Losses	$24,079	$23,550	$23,434	$22,016	$18,680
Total Loans	1,595,234	1,578,087	1,516,520	1,477,962	1,441,123
Less: SBA-PPP loans	202,763	265,712	201,018	233,349	229,646
Total Portfolio Loans	$1,392,471	$1,312,375	$1,315,503	$1,244,613	$1,211,477
Allowance for Loan Losses to Total Portfolio Loans	1.73%	1.79%	1.78%	1.77%	1.54%

Nonperforming Assets to Total Assets, net SBA-PPP Loans	Quarters Ended
Dollars in thousands	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020

Total Nonperforming Assets	$11,615	$12,112	$12,563	$14,806	$9,195
Total Assets	2,151,850	2,091,851	1,876,593	1,879,029	1,822,365
Less: SBA-PPP loans	202,763	265,712	201,018	233,349	229,646
Total Assets, net SBA-PPP Loans	$1,949,087	$1,826,139	$1,675,575	$1,645,680	$1,592,719
Nonperforming Assets to Total Assets, net SBA-PPP Loans	0.60%	0.66%	0.75%	0.90%	0.58%

Nonperforming Loans to Portfolio Loans	Quarters Ended
Dollars in thousands	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020

Total Nonperforming Loans	$8,378	$8,818	$9,237	$11,480	$5,869
Total Loans	1,595,234	1,578,087	1,516,520	1,477,962	1,441,123
Less: SBA-PPP loans	202,763	265,712	201,018	233,349	229,646
Total Portfolio Loans	$1,392,471	$1,312,375	$1,315,503	$1,244,613	$1,211,477
Nonperforming Loans to Total Portfolio Loans	0.60%	0.67%	0.70%	0.92%	0.48%

Net Charge-offs to Average Portfolio Loans	Quarters Ended
Dollars in thousands	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020

Total Net Charge-offs	$640	$388	$615	$163	$134
Total Average Loans	1,567,973	1,532,093	1,494,278	1,477,962	1,365,371
Less: Average SBA-PPP loans	250,040	232,371	227,617	233,349	84,245
Total Average Portfolio Loans	$1,317,932	$1,299,722	$1,266,661	$1,244,613	$1,281,126
Net Charge-offs to Average Portfolio Loans	0.19%	0.12%	0.19%	0.05%	0.05%

Pre-tax, Pre-provision Net Revenue ("PPNR")	Quarters Ended
Dollars in thousands	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020

Net income	$9,648	$8,982	$9,689	$8,438	$4,761
Add: Income Tax Expense	3,357	3,143	3,347	3,128	1,759
Add: Provision for Loan Losses	781	503	2,033	3,500	3,300
Pre-tax, Pre-provision Net Revenue ("PPNR")	$13,786	$12,628	$15,069	$15,066	$9,820

ABOUT CAPITAL BANCORP, INC.
Capital Bancorp, Inc., Rockville, Maryland is a registered bank holding company incorporated under the laws of Maryland. The Company’s wholly-owned subsidiary, Capital Bank, N.A., is the fifth largest bank headquartered in Maryland at June 30, 2021. Capital Bancorp has been providing financial services since 1999 and now operates bank branches in five locations in the greater Washington, D.C. and Baltimore, Maryland markets. Capital Bancorp had assets of approximately $2.2 billion at June 30, 2021 and its common stock is traded in the NASDAQ Global Market under the symbol “CBNK.” More information can be found at the Company's website www.CapitalBankMD.com under its investor relations page.
FORWARD-LOOKING STATEMENTS
This earnings release contains forward-looking statements. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. Any statements about our management’s expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” "optimistic," “intends” and similar words or phrases. Any or all of the forward-looking statements in this earnings release may turn out to be inaccurate. The inclusion of forward-looking information in this earnings release should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Our actual results could differ materially from those anticipated in such forward-looking statements.  Accordingly, we caution you that any such forward-looking statements are not a guarantee of future performance and that actual results may prove to be materially different from the results expressed or implied by the forward-looking statements due to a number of factors. For details on some of the factors that could affect these expectations, see risk factors and other cautionary language included in the Company's Annual Report on Form 10-K and other periodic and current reports filed with the Securities and Exchange Commission.

Further, given its ongoing and dynamic nature, it is difficult to predict the full impact of the COVID-19 outbreak on our business. The extent of such impact will depend on future developments, which are highly uncertain, including when the coronavirus can be controlled and abated and when and how the economy may be fully reopened. As a result of the COVID-19 pandemic and the related adverse local and national economic consequences, we are exposed to all of the following risks, any of which could have a material, adverse effect on our business, financial condition, liquidity, and results of operations: the demand for our products and services may decline, making it difficult to grow assets and income; if the economy is unable to substantially reopen as planned, and high levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income; collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase; our allowance for loan losses may increase if borrowers experience financial difficulties, which will adversely affect our net income; the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us; as the result of the decline in the Federal Reserve Board’s target federal funds rate to near 0%, the yield on our assets may decline to a greater extent than the decline in our cost of interest-bearing liabilities, reducing our net interest margin and spread and reducing net income; our cyber security risks are increased as the result of an increase in the number of employees working remotely; and Federal Deposit Insurance Corporation premiums may increase if the agency experiences additional resolution costs.

These forward-looking statements are made as of the date of this communication, and the Company does not intend, and assumes no obligation, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by law.

FINANCIAL CONTACT: Alan Jackson (240) 283-0402
MEDIA CONTACT: Ed Barry (240) 283-1912
WEB SITE: www.CapitalBankMD.com